AURELIO INTERCEPTS 185 FT AVERAGING 1.67% Cu AT MAN AREA OF HILL COPPER-ZINC PROJECT, ARIZONA

LITTLETON, COLORADO, November 8, 2007 News Release #07-22

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to announce results from recent infill drilling in the MAN Area of the Company's wholly-owned Hill copper-zinc project, located in the Turquoise Mining District, Cochise County, Arizona. These results, shown in Table 1, confirm the prior drilling undertaken in the late 1980s by Santa Fe Pacific Mining, Inc. and continue to validate the company's discovery. The MAN Area mineralized zone remains open along strike and at depth.

Table 1

2007 Drilling Results, Hill Copper-Zinc Project (MAN Area)

Drill Hole	From	To	Length	Copper	Zinc	Silver
BR07-24	340 ft	525 ft	185 ft	1.67%	0.43%	9.0 ppm
Including:	435 ft	500 ft	65 ft	4.08%	0.10%	15.1 ppm

BR07-25	235 ft	410 ft	175 ft	1.45%	0.45%	1.8 ppm
Including:	290 ft	390 ft	100 ft	2.29%	0.11%	1.8 ppm

BR07-26	425 ft	515 ft	90 ft	1.12%	0.04%	4.8 ppm
Including:	455 ft	500 ft	45 ft	1.95%	0.06%	8.3 ppm

Also:	535 ft	560 ft	25 ft	3.05%	0.02%	5.0 ppm

Each of the above three drill holes encountered significant zones of zinc mineralization, either outside of or overlapping with the intervals of high-grade copper intervals reported above. These intervals are shown in Table 2 below.

Table 2

2007 Drilling Results, Hill Copper-Zinc Project (MAN Area)

Drill Hole	From	To	Length	Zinc
BR07-24	345 ft	435 ft	185 ft	0.80%

BR07-25	385 ft	450 ft	65 ft	1.70%

BR07-26	160 ft	195 ft	35 ft	0.62%

Assay results are pending from two additional holes recently drilled in the MAN Area. In addition, gold assays for all of the above drill holes are pending.

Drilling has now shifted to an un-drilled stretch of connecting ground between the South Courtland and MAN areas of the Project where strong alteration and turquoise veining has been observed at the surface.

About The Company

Aurelio Resource Corporation is a mineral exploration and development company focused on achieving mid-tier producer status. The Company's wholly-owned Hill Copper-Zinc Project, Arizona contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. The Company recently announced an independent estimate of the mineralized material at the MAN Area of the Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

On behalf of the Board of Directors of Aurelio Resource Corporation

Contacts:

Stephen Doppler Diane Dudley

President & CEO Investor Relations

303-795-3030 303-945-7273 (direct)

800-803-1371 303-945-7270 (fax)

For additional information, please visit our website (www.AurelioResource.com) and/or send an email to DianeD@AurelioResource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will" , "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements in this news release include that our property contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB and 10-QSB filed with the Securities and Exchange Commission.